EXHIBIT 99.1

     FOR IMMEDIATE RELEASE                      Contact:  James Illson
                                Senior Vice President, Finance and CFO
                                                        (310) 615-1295

                                                         Karen Tallman
                                       Vice President, General Counsel
                                                        (310) 615-1235

                                   Financial Media/Investor Relations:
                              Charles B. Freedman, Assistant Treasurer
                                                        (310) 615-1376
                                                           Rivian Bell
                                                        (310) 615-6812
                                                        (310) 615-6868
                                        (800) 686-1910 (24-hour pager)

              NOTEHOLDERS FILE CLAIM AGAINST MERISEL

     El Segundo, Calif. (Sept. 12, 1997) -- Merisel, Inc. (NASDAQ:MSEL) reported today that certain holders of its 12.5% Senior Notes have filed a suit in Delaware Chancery Court against the company, claiming that the company has breached the agreement between the company and the noteholders relating to the company's proposed financial restructuring. In anticipation of this action, the company had previously filed for a declaratory judgment in the same court with respect to certain issues in dispute between the company and the noteholders in con-nection with the interpretation of their agreement.

     The noteholder suit seeks damages in excess of $100 million and also names Dwight A. Steffensen, Merisel's Chief Executive Officer, as a defendant. The company and Mr. Steffensen believe these claims to be without merit and intend to defend themselves vigorously.

     Merisel, Inc. (NASDAQ:MSEL) is a leader in the distribu-tion of computer hardware and software products and reported 1996 sales of $3.44 billion from its North American operations. Merisel distributes a full line of 25,000 products and services from the industry's leading manufacturers to more than 45,000 resellers throughout North America. In addition, the company provides a full range of customized, value-added services. Merisel also offers dedicated support to high-end resellers through the Merisel Open Computing Alliance (MOCA ). This spe-cialty division, dedicated to Sun Microsystems and third-party products, is currently the fastest growing business in the Sun channel. @Merisel, the company's corporate home page, is located at http://www.merisel.com. Addi-tional information can be obtained by fax at (310) 615-6811

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